EXHIBIT 5.1

October 24, 2002

SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, California 94568

RE:
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about October 24, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 3,930,800 shares of Common Stock, to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

        It is our opinion that such shares, if sold by such stockholders in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware, and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI Wilson Sonsini Goodrich & Rosati Professional Corporation